NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock (the 'Common Stock') of Pope & Talbot, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on September 24, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The decision to suspend the Company's Common Stock was reached in view of the 'abnormally low' trading price of its common stock, which closed at $0.40 on August 16, 2007 with a resultant market capitalization of $6.6 million. 1. The Exchange's Listed Company Manual (the 'LCM'), Section 802.01C, state, in part, that the Exchange would normally give consideration to delisting a security of either a domestic or non-U.S. issuer when the average closing price of a security as reported on the consolidated tape is less than $1.00 over a consecutive 30 trading-day period. 2. The Exchange, on August 17, 2007, determined that the Common Stock should be suspended from trading before the opening of the trading session on August 22, 2007, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified verbally on August 17, 2007 and by letter on August 20, 2007. 3. Pursuant to the above authorization, a press release was issued on August 17, 2007, and an announcement was made on the 'ticker' of the Exchange at the opening and at the close of the trading session on August 20, 2007 and other various dates of the proposed suspension of trading in the Common Stock. Similar information was included on the Exchange's website. Trading in the Common Stock on the Exchange was suspended before the opening of the trading session on August 22, 2007. 4. On August 21, 2007, the Company indicated in its Form 8-K filing that it does not intend to appeal the delisting of the stated Common Stock.